Exhibit 99.1

Radiant Systems, Inc. Reports Third Quarter Results

Continued growth leads to record third quarter revenues and adjusted earnings of $0.18 per diluted share and GAAP earnings of $0.05 per diluted share

ATLANTA--(BUSINESS WIRE)--October 30, 2008--Radiant Systems, Inc. (Nasdaq: RADS), announced today financial results for the third quarter ended September 30, 2008.

Summary financial results for the third quarter of 2008 are as follows:

  Total revenues for the period were $82.4 million, an increase of 32 percent over revenues of $62.5 million for the same period in 2007.
  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $6.0 million, or $0.18 per diluted share, a decrease of $0.3 million, or $0.01 per diluted share, compared to the same period in 2007.
  Net income for the period, which includes $2.1 million of non-recurring charges, was $1.6 million, or $0.05 per diluted share, a decrease of $1.3 million, or $0.04 per diluted share, compared to the same period in 2007.
  During the period, the Company recorded a charge of $2.1 million as a result of the restructuring of one of the Company’s operating leases.

Summary year to date financial results for the nine month period ended September 30, 2008 are as follows:

  Total revenues for the period were $226.3 million, an increase of 24 percent over revenues of $182.9 million for the same period in 2007.
  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $18.4 million, or $0.55 per diluted share, an increase of $1.7 million, or $0.04 per diluted share, compared to the same period in 2007.

  Net income for the period, which includes $1.6 million of net non-recurring charges, was $9.1 million, or approximately $0.27 per diluted share, an increase of $1.8 million, or $0.05 per diluted share, compared to the same period in 2007.
  During the period, the Company recorded a charge of $2.1 million related to the restructuring of one of the Company’s operating leases and a $0.4 million charge related to early termination penalties and write-off of debt costs resulting from the refinancing of a credit agreement. These charges were partially offset by the recording of a gain of $0.8 million as a result of entering into forward exchange contracts in preparation for the acquisitions of Quest Retail Technology and Orderman GmbH.

John Heyman, the Company's chief executive officer said, “We are pleased with another strong quarter in the face of a slowing economic environment. We continue to see good activity in our pipeline and deals getting closed and expect to see continued opportunities for growth in the business throughout the year and in 2009. We do see some softness in the market but feel that our overall business strength will allow us to grow revenue and profit through this period.”

Heyman added, “Our solutions and business model, combined with high customer satisfaction, continue to allow us to gain market share. We bring a unique value proposition to our customers that helps drive revenue growth and operational efficiencies in their sites, delivering quick paybacks. This value is further enhanced because we offer our customers easy entry points through our subscription model and an incremental approach to investment.”

“We have updated our guidance for the year reflecting our view of the risks in the current economic environment,” said Mark Haidet, the Company's chief financial officer. “As we complete our planning for 2009 we have a stronger and much more diversified business given the investments we made this year. We are planning our cost structure around a more conservative view of the business next year and therefore feel we can continue to grow our profits and generate strong cash flow in a more moderate growth scenario.”

The Company’s guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending Dec. 31, 2008	$77 to $80	$.16 to $.18
Year ending Dec. 31, 2008 – Updated	$304 to $307	$.71 to $.73
Year ending Dec. 31, 2008 – Previous	$306 to $312	$.76 to $.80

The Company provides adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income excludes amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company’s cash tax rate for the year (based on actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its third quarter 2008 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-877-719-9796 – reference passcode 4643941.

Headquartered in Atlanta, Radiant Systems, Inc. (Nasdaq: RADS) is a global provider of innovative technology to the hospitality, retail and entertainment industries. For more than two decades, Radiant’s point of sale hardware and software solutions have redefined the consumer experience in more than 100,000 restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores, fuel centers and other customer-service venues. Radiant has offices in North America, Europe, Asia and Australia. For more information, visit www.radiantsystems.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenues:
System sales	$43,067	$35,325	$121,480	$104,018
Client support, maintenance and other services	39,287	27,218	104,805	78,876
Total revenues	82,354	62,543	226,285	182,894

Cost of revenues:
System sales	22,837	19,023	63,168	54,498
Client support, maintenance and other services	24,580	15,956	65,441	47,356
Total cost of revenues	47,417	34,979	128,609	101,854

Gross profit	34,937	27,564	97,676	81,040

Operating Expenses:
Product development	6,482	5,687	18,231	17,164
Sales and marketing	10,322	7,337	27,102	21,567
Depreciation of fixed assets	1,245	1,071	3,414	3,104
Amortization of intangible assets	2,377	1,029	5,481	3,271
General and administrative	8,916	6,337	24,142	20,121
Other charges, net	2,075	-	1,619	907
Total operating expenses	31,417	21,461	79,989	66,134

Income from operations	3,520	6,103	17,687	14,906

Interest and other expense, net	1,251	711	4,080	2,157

Income from operations before income taxes	2,269	5,392	13,607	12,749

Income tax provision	624	2,446	4,497	5,482

Net income	$1,645	$2,946	$9,110	$7,267

Net income per share
Basic	$0.05	$0.09	$0.28	$0.23
Diluted	$0.05	$0.09	$0.27	$0.22

Weighted average shares outstanding:
Basic	32,148	31,494	32,084	31,205
Diluted	33,391	33,331	33,576	32,957

Reconciliation of GAAP Net Income to Adjusted Non-GAAP Net Income:

GAAP Net income	$1,645	$2,946	$9,110	$7,267
Equity-based compensation expense (a)
Cost of revenues	110	109	300	330
Operating expenses	1,113	843	3,143	2,408
Total equity-based compensation expense	1,223	952	3,443	2,738
Amortization of purchased intangibles (b)	2,377	1,029	5,481	3,271
Other charges, net (c)	2,075	-	1,619	907
Tax effect of adjustment items, difference between the Company's effective tax rate and cash tax rate (d)	(1,362)	1,340	(1,217)	2,532

Adjusted non-GAAP net income	$5,958	$6,267	$18,436	$16,715

Adjusted non-GAAP net income per diluted share	$0.18	$0.19	$0.55	$0.51

In addition to our GAAP results, Radiant Systems discloses adjusted net income and adjusted net income per diluted share, referred to respectively as "adjusted non-GAAP net income" and "adjusted non-GAAP net income per diluted share". These items, which are collectively referred to as "non-GAAP measures", exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs and pre-acquisition charges of potential transactions that will not take place. Our non-GAAP measures take into account the effect of our net operating losses and other tax credits which reduces our GAAP effective tax rate to the Company's cash outflow tax rate. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the non-GAAP measures by excluding these expenses and gains.

We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and the write-off of pre-acquisition charges of potential transactions are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company, to enter into forward exchange contracts associated with international acquisitions or to restructure leases, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items may affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in a particular period.

Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised "Share-based Payment" ("FAS 123R") on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors our financial information in this manner while disclosing the effects of stock-based compensation. With the adoption of FAS 123R, we continue to believe that non-GAAP measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 ("SAB 107") and we have presented non-GAAP measures that exclude and include those items noted above. While these items (other than restructuring, the gain realized on our forward exchange contract and the pre-acquisition charges of potential transactions that will not take place) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.

We also use non-GAAP measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the compensation committee of the Board of Directors and, in the case of acquisition-related intangible assets and pre-acquisition charges; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges and the non-cash portion of our effective tax rate, like our stock-based compensation charges and amortization of acquisition-related intangible assets and pre-acquisition charges, are excluded in management's internal evaluations of our operating results and are not considered for management compensation purposes.

In the case of stock-based compensation, our strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation varies for reasons that are generally unrelated to operational performance in any particular period. We use quarterly and annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.

We view amortization of acquisition-related intangible assets as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While they are continually viewed for impairment, amortization of the costs is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.

Pre-acquisition charges of potential acquisitions that will not take place are excluded in our non-GAAP measures because such charges are not considered normal operating expenses of the Company and would have been capitalized as an asset if such transactions would have been completed.

The restructuring charges are excluded in our non-GAAP measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company's core operation during any particular period.

The gains recognized on our forward exchange contracts are excluded from our non-GAAP measures because such gains are not considered to be a normal operating event of the Company. The forward exchange contracts were entered into specifically for the purpose of locking in the US/Australian and US/Euro exchange rates in preparation for the acquisitions of Quest and Orderman, respectively.

Our historical non-GAAP effective tax rate differs from our GAAP effective tax rates because of the exclusion of the non-GAAP adjustments previously mentioned and the resulting impact on the realization of the Company's other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision because management believes that they are not indicative of the Company's tax obligations that will be paid in cash.

Because the non-GAAP measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the non-GAAP measures, including the following:
a. These non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.
b. The non-GAAP measures do not reflect all costs associated with our operations determined in accordance with GAAP.
c. Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company's GAAP results. While restructuring costs and other one-time costs are non-recurring activities, their occasional occurrence will impact GAAP results.

Management compensates for these limitations by relying on these non-GAAP measures only as a supplement to the Company's GAAP results.

(a) The Company adopted SFAS 123(R) on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. The adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense for the three months ended September 30, 2008 and 2007 was $1.2 million and $1.0 million, respectively, on a pre-tax basis. Total stock- based compensation expense for the nine months ended September 30, 2008 and 2007 was $3.4 million and $2.7 million, respectively on a pre-tax basis.

(b) Adjustments represent amortization of intangible assets from prior acquisitions.

(c) Adjustments represent the elimination of non-recurring charges and/or gains. For 2008, these non-recurring items were related to a $2.1 million lease restructuring charge (third quarter 2008), a $0.5 million gain on a forward exchange contract entered into as a result of the July 1, 2008 acquisition of Orderman GmbH (second quarter 2008), a $0.3 million gain on a forward exchange contract entered into a result of the Quest Retail Technology acquisition (first quarter 2008), offset by a $0.4 million charge related to the early termination penalties and write-offs of debt issuance costs in relation to the refinancing of a credit agreement (first quarter 2008). For 2007, these non-recurring items were related to $1.2 million of pre-acquisition costs from potential transactions that did not take place (second quarter 2007) and a lease restructuring credit of $0.3 million as a result of adjusting our estimate related to a lease restructuring charge that was taken during 2006 (first quarter 2007).

(d) The Company reports its non-GAAP income tax provision on its estimated cash tax rate which is approximately 24% for 2008. The estimated cash tax rate for 2007 was 15%. This 15% rate was used during the first three quarters of 2007, but adjusted to 10% during the fourth quarter of 2007 based on our actual cash tax rate.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	September 30,	December 31,
	2008	2007

Current assets
Cash and cash equivalents	$14,407	$29,940
Accounts receivable, net	49,736	43,057
Inventories, net	34,944	30,494
Deferred tax assets	8,048	7,730
Other current assets	3,452	2,408
Total current assets	110,587	113,629

Property and equipment, net	24,000	14,184
Software development costs, net	9,599	7,231
Deferred tax assets, non-current	-	2,905
Goodwill	125,448	62,386
Intangibles, net	57,305	20,650
Other long-term assets	1,278	974

	$328,217	$221,959

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt and capital lease payments	$6,633	$8,420
Accounts payable and accrued liabilities	40,047	39,744
Client deposits and unearned revenues	22,953	13,745
Total current liabilities	69,633	61,909

Long-term debt and capital lease payments, net of current portion	96,983	13,518
Deferred tax liabilities, non-current	8,432	-
Other long-term liabilities	5,131	4,576
Total liabilities	180,179	80,003

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized; 32,430,733 and 31,935,105 shares issued and outstanding, respectively
	-	-
Additional paid-in capital	156,348	150,924
Accumulated other comprehensive (loss) income	(6,709)	1,743
Accumulated deficit	(1,601)	(10,711)
Total shareholders' equity	148,038	141,956

	$328,217	$221,959

CONTACT:
Radiant Systems, Inc.
Sara Ford, 770-576-6832
sara.ford@radiantsystems.com